                                                                   Exhibit 10.69

                [LETTERHEAD OF TEVA PHARMACEUTICALS CURACAO N.V.]

                                 October 8, 2003


VIA FACSIMILE AND REGULAR MAIL

Impax Laboratories, Inc.
3753 Castor Avenue
Philadelphia, PA 19124

Attention: Barry Edwards, Co-CEO

Re: Strategic Alliance Agreement between Impax Laboratories, Inc. and Teva Pharmaceuticals Curacao N.V. effective June 27, 2001 ("AGREEMENT").

Dear Barry:

         As you know, Teva Pharmaceuticals Curacao N.V. ("TEVA") exercised its option under Section 4.1 of the Agreement to add the Optional Products (Omeprazole DR, 10, 20 and 40 mg) to the Agreement as Tier 1 Products. The Omeprazole 40 mg is specifically excluded from this letter agreement. All defined terms used herein shall have the same meaning as set forth in the Agreement.

         This will confirm that only with respect to the Optional Products for the Territory of the U.S., the Parties have agreed to the following:

     (a) During the period set forth in the table below, the Impax Margin shall be in an amount set forth opposite each period:

-----------------------------------------------------------------------------------------------------------------
                             PERIOD                                                IMPAX MARGIN
-----------------------------------------------------------------------------------------------------------------
*Commencing on the Launch Date and ending eighteen (18) months                  [XXX]* % of the Profit
 from the Launch Date
-----------------------------------------------------------------------------------------------------------------
*Commencing eighteen (18) months from the Launch Date and ending                [XXX]* % of the Profit
 twenty-four (24) months from the Launch Date
-----------------------------------------------------------------------------------------------------------------
*Commencing twenty-four (24) months from the Launch Date and                    [XXX]* % of the Profit
 thereafter
-----------------------------------------------------------------------------------------------------------------

     (b) For purposes of Section 12 of the Agreement, Impax further represents and warrants that:

         (1) prior to filing its ANDA for the Optional Products, it obtained an objectively reliable written opinion of independent and competent outside counsel that each of the Orange Book patents with respect to the Optional Products was invalid, unenforceable, or would not be infringed by the manufacture, use, sale, offer for sale in the U.S., or importation into the U.S. of Impax's omeprazole formulation;

--------
* Filed under an application for confidential treatment.

         (2) it has obtained an updated written opinion regarding U.S. patents 4,786,505 and 4,853,230, reflecting the claim construction adopted by the Southern District of New York in AstraZeneca v. Andrx et al., dated October 16, 2002, and reported at 222 F.Supp.2d 423 (SDNY 2002);

         (3) it has obtained an objectively reliable written opinion of independent and competent outside counsel that U.S. patent 6,013,281 is invalid, unenforceable, or would not be infringed by the manufacture, use, sale, offer for sale in the U.S., or importation into the U.S. of Impax's omeprazole formulation;

         (4) it actually relied upon the opinion referred to in subparagraph
             (1), above in deciding whether to file an ANDA containing a paragraph IV certification with respect to each of the Orange Book listed patents with respect to the Optional Products; and

         (5) it actually relied upon the opinions referred to in subparagraphs
             (1), (2) and (3), above in deciding whether to make, use, sell or offer to sell the Optional Products within the U.S. prior to the expiration of each of the relevant patents.

     (c) Only upon the commencement or amendment of any Intellectual Rights Suit, directly arising from the launch of the Optional Products in the U.S. by Teva and/or its Affiliates, Sections 11.5, 14.1, 15.3 and 15.4 of the Agreement shall not apply and the following shall apply instead:

         (1) Teva shall have the obligation to assume direction and control of any such Intellectual Rights Suit directly arising from the launch of the Optional Products in the U.S. by Teva and/or its Affiliates as well as any pending or future intellectual property suit involving the same patents at issue in such Intellectual Rights Suit (collectively referred to herein as the "OPTIONAL PRODUCT LAUNCH LITIGATION") and the defense of claims arising therefrom, including without limitation, the selection of legal counsel; provided, however, that Teva shall obtain the prior written consent of Impax prior to ceasing to defend, settling or otherwise disposing of any such Optional Product Launch Litigation, said consent not to be unreasonably withheld or delayed. Furthermore, Teva shall provide Impax with copies of all pleadings and other litigation documents and shall consult with Impax in connection with litigation strategy. Impax shall fully cooperate with Teva in the defense or prosecution of any such Optional Product Launch Litigation (regardless of which Party is a named party to that litigation). Subject to the last sentence of subparagraph (2) below, Teva shall bear one-hundred percent (100%) of all Intellectual Rights Legal Expenses in connection with the defense and/or arising out of a judgment or settlement of any Optional Product Launch Litigation.

         (2) Teva shall indemnify, defend and hold harmless Impax for any Intellectual Rights Legal Expenses of any Optional Product Launch Litigation to the extent not attributable in whole or in part to any untrue representation or warranty of Impax or breach of a covenant made by Impax hereunder or under the Agreement. Further, in such case, fifty percent (50%) of any Intellectual Rights Legal Expenses paid by Teva in connection with any Optional Product Launch Litigation, or the above indemnity, shall be set-off, credited or reimbursed ("SET-OFF") against any Impax Margin or Revised Impax Margin related to the Optional Products; provided, that the amount of the Set-Off shall in no event exceed the Impax Margin or Revised Impax Margin related to the Optional Products. Notwithstanding the foregoing, to the extent such Intellectual Rights Legal Expenses are attributable in whole or in part to any untrue representation or warranty of Impax or breach of a covenant made by Impax hereunder or under the Agreement, then in such case Impax shall be responsible for one hundred percent (100%) of all such Intellectual Rights Legal Expenses.

         (3) Each Party shall obtain the prior written consent of the other Party prior to ceasing to defend, settling or otherwise disposing of any intellectual property dispute related to the Optional Products. Each Party further agrees that it will not whether in the context of litigation or otherwise related thereto, without the prior written consent of the other Party, enter into any agreement or arrangement with any third party which in any way compromises, relinquishes, waives, or otherwise affects, in whole or in part, the rights of the other Party.

         Also, this will confirm that the Parties have agreed that any payments due to Teva under Section 2.15 of the Agreement for the 3rd and 4th Calendar Quarter of 2003 shall be made to Teva on or before May 14, 2004, without interest.

         Finally, this will also confirm that the Parties have agreed that for purposes of Section 14.6 of the Agreement, any insurance premiums of up to [XXX]* U.S. Dollars (U.S. $ [XXX]*) per year paid by Impax for product liability insurance coverage will be included in the Manufacturing Costs for the Optional Products. Without derogating from Impax's obligation under Section 14.6 of the Agreement to maintain throughout the Term sufficient product liability insurance coverage to satisfy its obligations under the Agreement, Teva hereby waives forever the provision in Section 14.6 of the Agreement requiring Impax specifically to increase on January 1, 2004 its product liability insurance coverage to [XXX]* U.S. Dollars (U.S. $[XXX]*).


--------
* Filed under an application for confidential treatment.

         Except as otherwise specifically provided herein, the Agreement shall remain in full force and effect.

         This letter amendment shall become effective as of November 1, 2003.

         Please sign below as an acknowledgement of the above and return a signed copy to me via facsimile and the original by overnight mail.

         Thank you.

                                               Regards,

                                               Teva Pharmaceuticals Curacao N.V.

                                                      /s/ Ido Weinstein
                                               ---------------------------------
                                               By: Ido Weinstein
                                               Managing Director

Acknowledged and Agreed
This 8th day of Oct., 2003

Impax Laboratories, Inc.

     /s/ Barry Edwards
---------------------------
By:  Barry Edwards
     Co-CEO